Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Image Sensing Systems, Inc. Amended 2014 Stock Option and Incentive Plan of our report dated March 11, 2021, with respect to the consolidated balance sheets of Image Sensing Systems, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years ended December 31, 2020 and 2019 included in the Annual Report on Form 10-K of Image Sensing Systems, Inc. for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Boulay PLLP

Minneapolis, Minnesota

July 21, 2021

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